ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENT OF RETAINED EARNINGS FOR THE
           TWELVE MONTHS ENDED JUNE 30, 1999
                (Thousands of Dollars)



Balance at July 1, 1998                             $  821,155
Add:
  Consolidated net income                              283,188
                                                     1,104,343

Deduct:
  Dividends on common stock of
        Allegheny Energy, Inc.                            208,081


Balance at June 30, 1999                            $  896,262